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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE                               SEPTEMBER 4, 2002

    Investor Relations Contact:                     Media Relations Contact:
    Diana Matley                                    Kevin Brett
    408-433-4365                                    408-433-7150
    diana@lsil.com                                  kbrett@lsil.com

CC02-124


                   LSI LOGIC CONFIRMS THIRD QUARTER 10 PERCENT
                                TOP-LINE GUIDANCE

            Innovative RapidChip(TM) Semiconductor Platform Unveiled

NEW YORK, N.Y. - LSI Logic Corporation (NYSE: LSI) today stated that it expects to meet its 2002 third quarter guidance calling for sequential revenue growth of about 10 percent. The company anticipates reporting a pro forma* net loss of about 2 cents in the third quarter.

"Our semiconductor components businesses - Consumer, Storage Components and Communications - are driving the company's 10 percent, third-quarter growth projection," said Wilfred J. Corrigan, LSI Logic chairman and chief executive officer. "We are on track to return to pro forma profitability in the fourth quarter.

"The RapidChip technology that we are announcing today will stimulate a new era of design activity in our existing customer base. The new semiconductor platform will also access a whole new category of customers by offering lower design costs, reduced unit costs and fast time to market compared to previous alternatives."

* Earnings before acquisition-related amortization and other special items.
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                    LSI LOGIC THIRD QUARTER BUSINESS OUTLOOK

LSI Logic expects 2002 Q3 revenues to grow about 10 percent sequentially from the $438 million reported in the second quarter.

The company anticipates reporting a pro forma third quarter loss of about 2 cents a diluted share and gross margin of approximately 39 percent.

The third quarter tax provision is expected to be a charge of approximately $6 million.

Capital spending is expected to be about $25 million in the third quarter and under $100 million for 2002.

Third quarter depreciation is projected to be about $60 million.

The third quarter diluted common share count will be approximately 373 million.

NOTE: The company is updating its guidance today in advance of today's 1 p.m. EDT LSI Logic financial analyst meeting at the New York Stock Exchange. LSI Logic executives will discuss the company's business strategies, its RapidChip(TM) technology announcement, vertical markets, products and financials. Live audio broadcast and replays over the Internet will be available at www.lsilogic.com. The replay should be available around 5 p.m. EDT and will run through September 11.


SAFE HARBOR FOR FORWARD LOOKING STATEMENTS: This news release and the statements by LSI Logic management include forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities and Exchange Act of 1934, as amended. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from the actual future events or results. Readers are referred to the documents filed by LSI Logic with the SEC, and specifically the most recent reports on Form 10-K, 10-Q and 8-K. Forward-looking statements include projections of growth in the communications, consumer, storage components and storage systems businesses, estimates of revenue growth, earnings, gross margins, gains from investment income, tax rates, capital spending, depreciation and common share count made in this news release. The company's actual results in future periods may be materially different from any performance suggested in this news release. Risks and uncertainties to which the company is subject may include, but may not necessarily be limited to fluctuations in the timing and volumes of customer demand, the rate of depletion of customer inventory buildup, and the company's achievement of revenue objectives and other financial targets. Other risks and uncertainties that may affect the company's actual results include, but are not necessarily
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limited to the timing and success of new product introductions, the continued
availability of appropriate levels of manufacturing capacity, the realization of benefits from the company's strategic relationships, and investments and disruptions in general economic activity due to worsening global business conditions or caused by the effects of terrorist activities and armed conflict. The extent to which the company may not realize lower design costs, lower unit costs or accelerated time to market through new product introductions, or the cost savings it expects from the reduction in operating expenses may also impact its future performance. The company operates in an industry sector where securities' values are highly volatile and may be influenced by the cyclical nature of the industry, the unpredictability of the economy and other factors beyond the company's control. In the context of forward-looking information provided in this news release, reference is made to the discussion of risk factors detailed in the company's filings from time to time with the Securities and Exchange Commission, including but not limited to filings made during the past 12 months.

ABOUT LSI LOGIC
LSI Logic Corporation (NYSE: LSI) is a leading designer and manufacturer of communications, consumer and storage semiconductors for applications that access, interconnect and store data, voice and video. In addition, the company supplies storage network solutions for the enterprise. LSI Logic is headquartered at 1621 Barber Lane, Milpitas, CA 95035, http://www.lsilogic.com.


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Editor's Notes:

1. All LSI Logic news releases (financial, acquisitions, manufacturing, products, technology etc.) are issued exclusively by PR Newswire and are immediately thereafter posted on the company's external website, http://www.lsilogic.com.

2.  The LSI Logic logo design is a registered trademark of LSI Logic
    Corporation.

3. All other brand or product names may be trademarks or registered trademarks of their respective companies.